Exhibit 99.1

CONTACTS:
Steve Winslow	Peter Rowe
Western Wireless	AT&T Wireless
(800) 261-5960	425.580.7667
steve.winslow@wwireless.com	peter.rowe@attws.com

For Immediate Release: Tuesday, July 8, 2003

AT&T Wireless and Western Wireless Sign GSM Roaming Agreement

     BELLEVUE, WA and REDMOND, WA – AT&T Wireless (NYSE: AWE) and Western Wireless Corporation (NASDAQ: WWCA) today announced a roaming agreement laying the groundwork for delivery of high quality GSM/GPRS (Global System for Mobile Communications/General Packet Radio Service) to AT&T Wireless customers in portions of 17 western states.

     “AT&T Wireless is an important customer of Western Wireless”, said Mikal Thomsen, president of Western Wireless. “Western Wireless operates the largest footprint devoted to rural markets, and we are thrilled to bring our nascent GSM capabilities to the customers of AT&T Wireless when they roam in rural America.”

     “This latest agreement adds an important building block to our effort to extend GSM/GPRS service to our customers at attractive rates in areas not covered by our leading next generation network,” said Michael Keith, President, Mobility Operations, AT&T Wireless. “By the end of the year, we expect roaming agreements like this will extend our GSM/GPRS service area to cover a U.S. population of about 35 million people, bringing our total AT&T Wireless GSM/GPRS service area to 250 million people covered (PoPs).”

     Financial terms of the agreement were not disclosed. The agreement is effective through December, 2006.

     Western Wireless expects to add GSM/GPRS to one-half of its existing cell sites by mid-2004, leveraging its existing network infrastructure to provide a cost effective solution with extensive coverage to its roaming partners. Western Wireless expects to begin offering GSM service by the end of the third quarter of 2003, and does not expect to change its previously announced capital spending plans as a result of today’s announcement.

Latest in a Series of Agreements for AT&T Wireless

     Over the past year, AT&T Wireless has signed roaming agreements with more than 30 carriers – usually in rural or sparsely populated areas in 30 states. Roaming service is targeted to be available in most of these areas by the end of 2003.

     In addition to agreements with these smaller carriers, large-scale roaming agreements signed this year include:

•	A nationwide GSM roaming agreement with Cingular, at attractive rates. Once fully implemented, this agreement — plus a previously announced JV with Cingular — will expand AT&T Wireless’ customers’ service footprint by 13 million covered PoPs and along 3,000 miles of highway.

•	A significant GSM roaming arrangement with T-Mobile USA, under which AT&T Wireless customers will eventually enjoy coverage over 12 million PoPs and along 3,000 highway miles.

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.1 million subscribers as of March 31, 2003, and revenues of nearly $16.0 billion over the past 12 months, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.

This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate positive free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on May 12, 2003.

About Western Wireless Corporation

Western Wireless Corporation, located in Bellevue, Washington, was formed in 1994 through the merger two rural wireless companies. Following the merger, Western Wireless continued to invest in rural cellular licenses, acquired six PCS licenses in the original auction of PCS spectrum in 1995 through its VoiceStream subsidiary, and made its first international investment in 1996. Western Wireless went public later in 1996 and completed the spin-off of VoiceStream in 1999. Western Wireless now serves over 1.2 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Through its subsidiaries and operating joint ventures, Western Wireless is licensed to offer service in eight foreign countries.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

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